                          LOAN AGREEMENT

                    DATED AS OF APRIL 20, 2000

                              BETWEEN

                      UNI-MARTS, INC. and its

                     CONSOLIDATED SUBSIDIARIES

                                AND

                        THE PROVIDENT BANK

                         TABLE OF CONTENTS

ARTICLE I.  DEFINITIONS                                      1.
     1.01 Certain Definitions                                1.
     1.02 Construction                                      10.
     1.03 Accounting Principles                             11.

ARTICLE II.  THE CREDITS                                    11.
     2.01 Revolving Credit Loans                            11.
     2.02 Interest Rates                                    12.
     2.03 Interest Payment Dates                            17.
     2.04 Payments                                          17.
     2.05 Closing Fee                                       17.
     2.06 Unutilized Line Fee                               17.
     2.07 Other Fees                                        18.
     2.08 Letters of Credit                                 18.
     2.09 Indemnities                                       19.
     2.10 Loan Account                                      20.
     2.11 Termination and Termination Fee                   20.
     2.12 Financing Statements                              21.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES                21.
     3.01 Organization and Qualification                    21.
     3.02 Power to Carry on Business; Licenses              21.
     3.03 Authority and Authorization                       21.
     3.04 Execution and Binding Effect                      22.
     3.05 Absence of Conflicts                              22.
     3.06 Authorizations and Filings                        22.
     3.07 Ownership and Control                             22.
     3.08 Officers and Directors of the Borrower            23.
     3.09 Subsidiaries                                      23.
     3.10 Business                                          23.
     3.11 Title to Property                                 23.
     3.12 Financial Statements; Projections                 23.
     3.13 Taxes                                             24.
     3.14 Contracts                                         24.
     3.15 Litigation                                        24.
     3.16 Compliance with Laws                              24.
     3.17 Pension Plans                                     24.
     3.18 Patents, Licenses, Franchises                     24.
     3.19 Environmental Matters                             25.
     3.20 Proceeds                                          26.
     3.21 Margin Stock                                      26.
     3.22 No Event of Default; Compliance with Agreements   26.

     3.23 No Material Adverse Change                        26.
     3.24 Accurate and Complete Disclosure                  26.
     3.25 Security Interest                                 26.
     3.26 Inventory Warranties                              27.
     3.27 Account Warranties                                27.

ARTICLE IV.  CONDITIONS OF LENDING                          28.
     4.01 Initial Loans                                     28.
     4.02 Each Additional Loan                              31.

ARTICLE V.  AFFIRMATIVE COVENANTS                           31.
     5.01 Reporting and Information Requirements            31.
     5.02 Preservation of Existence and Franchises          34.
     5.03 Insurance                                         34.
     5.04 Maintenance of Properties                         35.
     5.05 Payment of Liabilities                            35.
     5.06 Financial Accounting Practices                    35.
     5.07 Compliance with Laws                              36.
     5.08 Pension Plans                                     36.
     5.09 Continuation of and Change in Business            36.
     5.10 Use of Proceeds                                   36.
     5.11 Sufficient Balances in Lender Accounts            36.
     5.12 Lockbox                                           36.
     5.13 Lien Searches                                     37.
     5.14 Further Assurances                                37.

ARTICLE VI.  NEGATIVE COVENANTS                             37.
     6.01 Liens                                             37.
     6.02 Debt                                              38.
     6.03 Guarantees and Contingent Liabilities             38.
     6.04 Loans and Investments                             38.
     6.05 Dividends and Related Distributions               39.
     6.06 Leases                                            39.
     6.07 Merger; Consolidation; Business Acquisitions      39.
     6.08 Dispositions of Assets                            39.
     6.09 Self-Dealing                                      39.
     6.10 Margin Stock                                      40.
     6.11 Consolidated Tax Returns                          40.
     6.12 Capital Expenditures                              40.
     6.13 Financial Maintenance Covenants                   40.

ARTICLE VII.  DEFAULTS                                      41.
     7.01 Events of Default                                 41.
     7.02 Consequences of an Event of Default               44.
     7.03 Set-Off                                           45.

ARTICLE VIII.  MISCELLANEOUS                                45.
     8.01 Holidays                                          45.
     8.02 Records                                           45.
     8.03 Amendments and Waivers                            45.
     8.04 No Implied Waiver: Cumulative Remedies            46.
     8.05 Notices                                           46.
     8.06 Expenses; Taxes; Attorneys' Fees                  47.
     8.07 Severability                                      47.
     8.08 Governing Law; Consent to Jurisdiction            48.
     8.09 Prior Understandings                              48.
     8.10 Duration; Survival                                48.
     8.11 Term of Agreement                                 48.
     8.12 Counterparts                                      48.
     8.13 Successors and Assigns                            48.
     8.14 No Third Party Beneficiaries                      48.
     8.15 Participation                                     49.
     8.16 Exhibits                                          49.
     8.16 Headings                                          49.
     8.18 Joinder of Consolidated Subsidiaries              49.
     8.19 WAIVER OF TRIAL BY JURY                           49.


                         EXHIBITS
                         --------
     Exhibit "A"         Revolving Credit Note
     Exhibit "B"         Loan Request
     Exhibit "C"         Borrowing Base Certificate
     Exhibit "D"         Opinion of Counsel
     Exhibit "E"         Compliance Certificate

                              SCHEDULES
                              ---------
     Schedule 3.01       Organization and Qualification

     Schedule 3.07       Ownership and Control
     Schedule 3.08       Officers and Directors of the Borrower
     Schedule 3.09       Subsidiaries
     Schedule 3.12       Financial Statements; Projections
     Schedule 3.15       Litigation
     Schedule 3.17       Pension Plans
     Schedule 3.18       Patents, Trademarks, Franchises
     Schedule 3.19       Environmental Matters
     Schedule 3.26       Inventory Warranties
     Schedule 6.01       Liens
     Schedule 6.02       Debt
     Schedule 6.04       Loans and Investments
     Schedule 6.09       Self-Dealing

                              APPENDICES
                              ----------
     Appendix 1          List of Mortgaged Properties
     Appendix 2          List of Collateral Locations

                          LOAN AGREEMENT


     THIS LOAN AGREEMENT, dated as of April 20, 2000, by and between UNI-MARTS, INC., a Delaware corporation ("Uni-Marts"), each of the Consolidated Subsidiaries of Uni-Marts, initially Uni-Marts of America, Inc., and each other Consolidated Subsidiary which joins this Agreement as a Borrower after the date hereof pursuant to Section 8.18 of this Agreement (the "Consolidated Subsidiaries") (Uni-Marts and the Consolidated Subsidiaries are individually called a "Borrower" and collectively called the "Borrowers"),

                    A
                         N
                              D

     THE PROVIDENT BANK, a bank chartered under the laws of the State of Ohio (the "Lender");

                             RECITALS:

     The Borrowers have requested that the Lender provide the Borrowers with certain loans and other financial accommodations as described in this Agreement. The Lender is willing to provide such financing on the terms, and subject to the conditions, set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                             ARTICLE I

                            DEFINITIONS
                           ------------

     1.01 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement or in the other Loan Documents, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

     "Affiliate" means any person or entity that directly or indirectly controls, or is controlled by, or is under common control with, a Borrower. For each individual who is an Affiliate within the meaning of the foregoing, the term "Affiliate" shall include any other individual related to such Affiliate by consanguinity within the second degree or in a step or adoptive relationship within such second degree or related by affinity with such Affiliate or any such individual, and any person directly or indirectly controlled by any of the foregoing. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. "Affiliate" does not include Uni-Realty of Wilkes-Barre, L.P., Uni-Realty of Luzerne, L.P., Uni-Realty of Wilkes Barre, Inc. or Uni-Realty of Luzerne, Inc.

     "Agreement" means this Loan Agreement as amended, modified or supplemented from time to time.

     "Bankruptcy Code" shall mean 11 U.S.C. 101 et. seq. as the same may be modified or amended from time to time.

     "Borrower" or "Borrowers" means one or more of Uni-Marts or the Consolidated Subsidiaries, as the context may require.

     "Borrowing Base" has the meaning assigned to that term in
Section 2.01(c) of this Agreement.

     "Business Day" means any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or the State of Ohio or other day on which the Lender is not open for business in Cincinnati, Ohio.

     "Capital Expenditure" means any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

     "Capitalized Lease Obligations" means any amount payable with respect to any lease of any tangible or intangible property
(whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee.

     "Closing Date" means April 20, 2000 or such other date upon which the parties may agree.

     "Code" means the Uniform Commercial Code as in effect on the date of this Agreement and as amended from time to time, of the state or states having jurisdiction with respect to all or any portion of the collateral granted or assigned to the Lender from time to time under or in connection with this Agreement.

     "Common Stock" means Uni-Mart's Common Stock, $.10 par value per share.-

     "Consolidated Subsidiary" or "Consolidated Subsidiaries" means any Subsidiary whose financial results of operations are consolidated with those of Uni-Marts.





                                 2
                               -25-

     "Corresponding Source of Funds" means in the case of any Rate Segment of the Euro-Rate Portion of the Loans, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by the Lender through a Notional Euro-Rate Funding Office of one or more dollar deposits in the interbank eurodollar market at the beginning of the Rate Period corresponding to such Rate Segment, having maturities approximately equal to such Euro-Rate Period and in aggregate amount approximately equal to such Rate Segment.

     "Debt" means (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations) whether such indebtedness or liability is matured or unmatured, liquidated or unliquidated, direct or contingent, and joint or several; (ii) Capitalized Lease Obligations; (iii) current liabilities in respect of unfunded vested benefits under any Plan; (iv) obligations under letters of credit; (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; and (vi) obligations secured by any lien on property owned by such person or entity, whether or not the obligations have been assumed.

     "EBITDA" means, for any period, the consolidated Net Income of Borrowers for such period plus the depreciation, amortization, Interest Expense, Income Tax Expense and other non-cash expenses deducted from income to determine Net Income for such period, calculated in accordance with GAAP.

     "Eligible Locations" means all locations where Collateral is stored, more particularly described on Appendix 2 to this Agreement, provided that the Lender shall have received from the landlord of such premises a landlord's waiver satisfactory in form and substance to the Lender.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974 as in effect as of the date of this Agreement and as amended from time to time in the future.

     "Euro-Rate Reserve Percentage" for any day shall mean the percentage (rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Lender (which determination shall be conclusive) as representing for such day the maximum effective reserve requirement (including without limitation supplemental, marginal and emergency requirements)?for member banks of the Federal Reserve System with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of any maturity. Each Euro-Rate Loan shall be adjusted automatically as of the effective date of any change in the Euro-Rate Reserve Percentage.









                                 3
                               -26-

     "Euro-Rate" shall mean with respect to the Loans comprising any Rate Segment to which the Euro-Rate Option applies for any Rate Segment, the interest rate per annum determined by the Lender by dividing (the resulting quotient rounded upward to the nearest 1/100 of 1% per annum) (i) the rate of interest determined by the Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be either (x) the average of the London interbank offered rates set forth on the "LIBO" page of Reuters Monitor Money Rate Service for U.S. Dollars quoted by the British Banker's Association (or appropriate successor or, if Reuters or its successor ceases to provide such quotes, a comparable replacement as determined by the Lender) two (2) Business Days prior to the first day of such Rate Period for an amount comparable to such Rate Segment and having a borrowing date and a maturity comparable to such Rate Period or
(y) equal to the offered rates for deposits in Dollars for the applicable Euro-Rate Rate Period which appear on Page 3750 of the TELERATE rate reporting system or other similar system as of approximately 11:00 a.m. Greenwich Mean Time, two (2) Business Days prior to the first day of such Euro-Rate Rate Period for an amount comparable to such Loan and having a borrowing date and a maturity comparable to such Rate Period, by (ii) a number equal to
1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                [Average of London interbank offered rates on LIBO
                page of Reuters Monitor Money Rate Service or appropriate
  Euro-Rate =   successor] or [Offered rate on TELERATE page 3750 or
                appropriate successor]
                ----------------------------------------------------------
                    1.00 - Euro-Rate Reserve Percentage

     "Event of Default" means any of the Events of Default described in Section 7.01 of this Agreement.

     "Expiration Date" means April 20, 2003, unless extended in writing by the Lender in its sole and absolute discretion.

     "FFCA Indebtedness" shall have the meaning ascribed to that term in Section 6.02.

     "Fixed Charge Coverage Ratio" means, for any period of four consecutive fiscal quarters, (A) EBITDA plus net cash proceeds received from the sale of fixed assets, divided by (B) the sum of
(i) current portion of the Borrowers' long term indebtedness as reflected on Uni-Marts' consolidated balance sheet as of the date beginning such period and determined in accordance with GAAP, (ii) nonfinanced cash capital expenditures made during the period, and
(iii) dividends and other distributions made during the period (to the extent permitted under this Agreement).

     "GAAP" means generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrowers' independent certified public accountants concur).




                                 4

     "Income Tax Expense" means, for any period, the consolidated income tax expense of Borrowers for such period as reflected on the consolidated financial statements of Borrowers for such period, calculated in accordance with GAAP.

     "Interest Coverage Ratio" means, for any period, (A) EBITDA divided by (B) Interest Expense.

     "Interest Expense" means, for any period, the consolidated interest expense for Borrowers as reflected on the consolidated financial statements of Borrowers for such period calculated in accordance with GAAP.

     "Interest Rate Option" has the meaning given to it in Section
2.02.

     "Law" means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

     "Lease Obligation" means an obligation of a lessee under a lease of any tangible or intangible property (whether real, personal or mixed), including without limitation, with respect to any period under any such lease, the aggregate amounts payable by such lessee to or on behalf of the lessor for such period, including, without limitation, property taxes, insurance, interest and amortized charges which such lessee is required to pay pursuant to such lease. Whenever it is necessary to determine the amount of Lease Obligations for any period with respect to which any of the rentals under the relevant lease are not definitely determinable by the terms of the lease, all such rentals will be estimated in a reasonable amount for such period.

     "Lender" means The Provident Bank, a bank chartered under the laws of the State of Ohio, having an office at 1111 Superior
Avenue, Cleveland, Ohio 44114-2522.

     "Letters of Credit" has the meaning assigned to that term in
Section 2.08 of this Agreement.

     "Lien" means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

     "Loan Document" or "Loan Documents" mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Security Agreement, (iv) the UCC-1 financing statements filed in accordance with the Security Agreement, (v) the Mortgages, (vi) applications for Letters of Credit, and any and all other documents, instruments, certificates and agreements executed and delivered in







                                 5
connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

     "Loan" or "Loans" means the Revolving Credit Loans and any other loan or loans made by the Lender to the Borrowers under this Agreement.

     "Loan Request" shall have the meaning ascribed to that term in Section 2.01(b).

     "London Business Day" ?shall mean a day for dealing in deposits in United States dollars by and among banks in the London interbank market.

     "Material Adverse Change" shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrowers taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrowers taken as a whole to duly and punctually pay or perform their obligations to Lender, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Lender, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

     "Mortgages" means the Mortgages granted now or in the future by Borrowers on their properties identified from time to time on Appendix 1 to this Agreement.

     "Net Income" means, for any fiscal period, the net income
(after taxes) of the Borrowers, if any, determined in accordance with GAAP, excluding, however, extraordinary items.

     "Note" or "Notes" mean the Revolving Credit Note and any other note or notes of the Borrowers executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

     "Notional Euro-Rate Funding Office" has the meaning ascribed to that term in Section 2.02(h).

     "Office", when used in connection with the Lender, means its office located at 1111 Superior Avenue, Cleveland, OH 44114-2522 or such other office of the Lender as the Lender may designate in writing from time to time.

     "Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator having proper jurisdiction, in each case whether foreign or domestic.





                                 6

     "Plan" means any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees of Borrowers or any Subsidiary or any controlled group of trades or businesses under common control as defined respectively in Sections 1563 and 414(c) of the Internal Revenue Code of 1986, as amended, of which the Borrowers or any Subsidiary is or becomes a party.

     "Portion"; "Prime Rate Portion" shall mean at any time the part, including the whole, of the unpaid principal amount of the Loans bearing interest at such time under the Prime Rate Option or at a rate determined by reference to the Prime Rate Option pursuant to Section 2.02. "Euro-Rate Portion" ?shall mean at any time the part bearing interest at such time under the Euro-Rate Option or at a rate determined by reference to the Euro-Rate Option pursuant to Section 2.02.

     "Potential Default" means any event or condition that with notice or the passage of time would constitute an Event of Default.

     "Prime Rate" means the rate of interest publicly announced from time to time by the Lender as its prime lending rate, which may not be the lowest rate of interest available at the Lender.

     "Qualified Accounts" means an account receivable, net of any prepayments, progress payments, deposits and retentions, owing to a Borrower which met the specifications established from time to time by the Lender, in its reasonable discretion, at the time it came into existence and continues to meet such specifications until it is collected in full. As of the date of this Agreement, an account receivable, to be a Qualified Account, must meet the following specifications at the time it comes into existence and continue to meet such specifications until it is collected in full:

          (a) The account is not more than ninety (90) days from the date of the invoice therefore;

          (b) The account arose from the performance of services or an outright sale of goods by a Borrower in the ordinary course of a Borrower's business and such goods have been shipped, or services provided, to the account debtor and such Borrower has possession of, or has delivered to the Lender, in the case of goods, shipping and delivery receipts evidencing such shipment and, in the case of services, receipts or other evidence satisfactory to the Lender that such services have been provided, provided, however, that a bill-and-hold receivable, which otherwise meets the eligibility criteria for Qualified Accounts, shall constitute a Qualified Account if the Lender shall have received from the account debtor a letter agreement, satisfactory in form and substance to the Lender, confirming the bill-and-hold arrangement between a Borrower and the account debtor;









                                 7

          (c) The account is not subject to any prior assignment, claim, lien, or security interest, and a Borrower will not make any further assignment of the account or create any further security interest in the account, nor permit its rights in the account to be reached by attachment, levy, garnishment or other judicial process;

          (d) The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discounts allowed for prompt payment, and the account debtor has not complained as to his liability on the account and has not returned, or retained the right to return, any of the goods from the sale of which the account arose; provided, however, that the Lender will advance against any portion of an account which but for the application of this clause (d) would constitute a Qualified Account if a Borrower establishes to the Lender's reasonable satisfaction that such portion is not subject to setoff, credit, allowance or adjustment by the account debtor and that the account debtor has expressed its willingness to pay such portion in accordance with the terms of the account;

          (e) The account does not arise from a sale of goods that are delivered or to be delivered outside the United States of America, or from a sale of goods to an account debtor domiciled outside of the United States of America, unless a Borrower has arranged letter of credit facilities satisfactory to the Lender;

          (f) The account arose in the ordinary course of a Borrower's business and did not arise from the performance of services or a sale of goods to a creditor, supplier, an employee or an Affiliate of such Borrower;

          (g) The account does not arise with respect to an account debtor from whom fifty percent (50%) or more of the accounts are more than ninety days from the date of the invoice therefore or are otherwise deemed ineligible in accordance with the eligibility criteria for Qualified Accounts;

          (h) The account is not evidenced by chattel paper or an instrument of any kind or, if such account is evidenced by chattel paper or an instrument, such chattel paper or instrument has been collaterally assigned to the Lender pursuant to an assignment in form and substance reasonably satisfactory to the Lender and is in the possession of the Lender;

          (i) The account does not arise out of contracts with the United States or any department, agency, or instrumentality of the United States, unless the Borrower has executed any instruments and taken any steps required by the Lender in order that all monies due and to become due under such contracts shall be assigned to the Lender and notice thereof given to the government under the Federal Assignment of Claims Act;

          (j) The account is not subject to any other prohibition (under the applicable Law, by contract or otherwise) against its assignment or requiring notice of





                                 8
or consent to any assignment to the Lender, unless all such required notices have been given, all such required consents have been received and all other procedures have been complied with such that such account shall have been duly and validly assigned to the Lender;

          (k) The account does not constitute a finance charge or lease receivable;

          (l) The account debtor with respect to such account is not located in New Jersey or any other state or jurisdiction denying creditors access to its courts in the absence of qualification to transact business in such state of the filing of a Notice of Business Activities Report or other similar filing, unless a Borrower has either qualified as a foreign corporation authorized to transact business in such state or jurisdiction or has filed a Notice of Business Activities Report or similar filing with the applicable state or jurisdiction agency for the then current year;

          (m) No notice of bankruptcy, insolvency or material adverse change of the account debtor has been received by or is actually known to a Borrower; and

          (n) The Lender has not notified a Borrower that the Lender has determined, in its reasonable discretion, the account or account debtor is unsatisfactory.

     The Lender may require, in its reasonable discretion, that certain reserves be established against certain accounts receivable from time to time.

     "Qualified Inventory" means inventory which is owned by a Borrower and held for sale, which is subject to the Lender's perfected first priority lien and security interest as provided in the Security Agreement and which is not subject to a prior security interest held by a third party and which meets the specifications established by the Lender in its reasonable discretion from time to time. In no event, however, shall Qualified Inventory be deemed to include (a) any of a Borrower's finished goods inventories held pursuant to a consignment arrangement; (b) any of a Borrower's stores and supplies, including solvents and spare and machine maintenance parts used in the general operations and maintenance of the machinery and equipment of a Borrower; (c) any of a Borrower's work-in-process inventories; (d) equipment; (e) inventory-in-transit or inventories not otherwise in a Borrower's possession at one of the Eligible Locations; (f) inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provision contained in Title 29 U.S.C. Section 215(a)(1); or (g) inventory determined by the Lender, in its reasonable discretion, to be slow moving, obsolete or not currently usable or salable in the ordinary course of a Borrower's business; (h) any of a Borrower's inventories allocated or identified to purchase orders or contracts received from any customer of such Borrower, as to which inventories such customer has filed or intends to file UCC Financing Statements or to otherwise perfect a security interest. The Qualified Inventory shall be valued, for the





                                 9
purposes of this Agreement, at the lower of cost (determined on a first-in-first-out basis) or market value, as determined by the retail inventory method.

     "Rate Period" shall have the meaning assigned to that term in
Section 2.02(d).

     "Rate Segment" of the Euro-Rate Portion at any time shall be the entire principal amount of such Portion to which at such time there is applicable a particular Rate Period beginning on a particular day and ending on another particular day. (By definition, each Portion is at all times composed of an integral number of discrete Rate Segments, each corresponding to a particular Rate Period, and the sum of the principal amounts of all Rate Segments of a particular Portion at any time equals the principal amount of such Portion at such time).

     "Revolving Credit Loans" has the meaning assigned to that term in Section 2.01(a) of this Agreement.

     "Revolving Credit Note" means the revolving credit note of the Borrowers executed and delivered pursuant to Section 2.01(b) of this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

     "Security Agreement" means the Security Agreement dated as of the date of this Agreement, and as amended, modified or supplemented from time to time, between the Borrowers and the Lender.

     "Standard Notice" shall mean an irrevocable notice provided to the Lender on a Business Day which is:

               (i) on the same Business Day in the case of the selection of, conversion to or renewal of the Prime Rate Option or prepayment of any Prime Rate Portion; or

               (ii) at least two (2) London Business Days in advance in the case of selection of, conversion to or renewal of the Euro-Rate Option or prepayment of any Euro-Rate Portion.

     Standard Notice must be provided no later than 12:00 noon, New York time, on the last day permitted for such notice.

     "Subsidiary" of a Borrower at any time means any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors is at such time owned by a Borrower and/or one or more Subsidiaries.

     "Tangible Net Worth" means, as of the date of determination, the net worth of the Borrowers, as determined and consolidated in accordance with GAAP, minus the sum of the Borrowers' goodwill, deferred costs, notes receivable from Affiliates,






                                10
including officers of the Borrowers, patent (net of amortization) and other items deemed by the Lender to be intangible in its reasonable discretion.

     "Total Liabilities" means, as of the date of determination, all items (including taxes accrued as estimated but excluding taxes which are deferred in accordance with GAAP) which in accordance with GAAP would be included as liabilities on the liability side of a consolidated balance sheet of Uni-Marts.

     "Uni-Marts" means Uni-Marts, Inc., a Delaware corporation, having its principal office at 477 East Beaver Avenue, State
College, PA 16801-5690.

     "Unutilized Line Fee" has the meaning assigned to that term in Section 2.06 of this Agreement.

     1.02 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan
Documents:

          (a) references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

          (b) the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

          (c) the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

          (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; and

          (e) reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

     1.03 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and







                                11
prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.


                        [End of Article I]
















































                                12

                            ARTICLE II

                            THE CREDITS
                            -----------

     2.01 Revolving Credit Loans.

          (a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Security Agreement and the other Loan Documents, the Lender agrees to make loans (the "Revolving Credit Loans") to the Borrowers at any time or from time to time on or after the Closing Date and to and including the day immediately preceding the Expiration Date in an aggregate principal amount not exceeding at any one time outstanding the Borrowing Base. If at any time the sum of all Revolving Credit Loans outstanding plus the face amount of all outstanding Letters of Credit exceeds the Borrowing Base, the Borrowers shall immediately repay to the Lender, in funds immediately available, the amount of such excess together with all accrued interest on the amount of such repayment. Within the limits of time and amount set forth in this
Section 2.01, and subject to the provisions of this Agreement, including, without limitation, the Lender's right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrowers may borrow, repay and reborrow under this Section 2.01. The Borrowers shall use the proceeds of the Revolving Credit Loans for general working capital purposes and to refinance indebtedness to U.S. Bank (Johnstown, PA).

          (b) Revolving Credit Note. The obligations of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrowers by the Lender and to pay interest on the unpaid principal amount will be evidenced in part by the Revolving Credit Note of the Borrowers dated the Closing Date, in substantially the form attached as Exhibit "A" to this Agreement, with the blanks appropriately filled. The executed Revolving Credit Note will be delivered by the Borrowers to the Lender on the Closing Date.

          (c) Borrowing Base. The maximum borrowing availability under this Agreement applicable to the Revolving Credit Loans to all Borrowers taken as a whole shall be equal on any day during the term of this Agreement to the lesser of (i) Ten Million Dollars ($10,000,000.00), or (ii) seventy-five percent (75%) of the aggregate gross amount of Qualified Accounts, plus sixty percent (60%) of the aggregate value of Qualified Inventory, plus fifty percent (50%) of the value of the real properties identified on Appendix 1 to this Agreement, as revised from time to time by Uni-Marts as provided herein (the lesser of the amounts described in clauses (i) and (ii) of this sentence is sometimes referred to in this Agreement as the "Borrowing Base"). In the event that Uni-Marts desires to add properties to Appendix 1, or substitute one or more properties (collectively the "New Properties") for properties then listed on Appendix 1 (collectively the "Released Properties"), Uni-Marts shall submit one or more MAI







                                13

Appraisals of such New Properties to Lender (which appraisals shall be reasonably satisfactory to Lender) or an alternative valuation acceptable to Lender. Upon and subject to Lender's agreeing to make the proposed substitution, (i) the Borrowing Base shall be adjusted to reflect the substitution and the Borrowers shall repay the amount of any Loans that exceed the Borrowing Base, (ii) the applicable Borrower shall grant to Lender Mortgages meeting the requirements of this Agreement on all New Properties, and (iii) Lender shall release its lien and Mortgage on the Released Properties. Upon the sale or other disposition of any property listed on Appendix 1 (a "Sold Property"), the Sold Property shall immediately be removed from the Borrowing Base and Borrowers shall immediately repay any Loans in excess of the Borrowing Base as calculated to take into account the sale of the Sold Property. The Borrowing Base shall be further reduced by (i) the aggregate undrawn amount of all Letters of Credit from time to time outstanding as of the date of the determination, and (ii) any reserve or reserves created and maintained by the Lender from time to time and in its sole reasonable discretion to reflect events, conditions, contingencies or risks which affect the Qualified Accounts or the Qualified Inventory or otherwise affect the assets, business, operations or financial condition of the Borrowers or any individual Borrower.

          (d) Making of Revolving Credit Loans. On any Business Day when Borrowers desire that the Lender make a Revolving Credit Loan, Uni-Marts shall provide notice to the Lender by completing, executing and delivering to the Lender, by 12:00 noon New York time, a completed Loan Request, in the form attached as Exhibit "B" to this Agreement, and if no Borrowing Base Certificate has been delivered during the week during which such Borrowing Base Certificate is submitted, a Borrowing Base Certificate, in the form attached as Exhibit "C" to this Agreement, setting forth the borrowing base calculations for the each Borrower and the Borrowers taken as a whole, together with the appropriate supporting documentation and evidence and, if necessary to revise or update information provided in any remittance report required by the Lender on the Lender's standard form delivered by the Borrowers at Closing, a revised remittance report. Subject to the terms and conditions of this Agreement, upon the Lender's review, approval and processing of the Loan Request, the Borrowing Base Certificate and any other information requested by the Lender, the Lender shall make the proceeds of the Revolving Credit Loan available to the Borrowers at the Lender's Office, on the date specified in the Loan Request in immediately available funds, provided that Uni-Marts shall have delivered to the Lender the Loan Request and any other information requested by the Lender no later than 12:00 noon prevailing New York time on such specified date.

     2.02 Interest Rates.

          (a) Revolving Credit Loans. The unpaid principal amount of the Revolving Credit Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate options (the "Interest Rate Options") set forth below. The Borrowers understand and agree that subject to the






                                14
provisions hereof the Borrower may select any number of Interest Rate Options to apply simultaneously to different parts of the unpaid principal amount of the Loans made to the Borrowers and may select any number of Rate Segments to apply simultaneously to different parts of the Euro-Rate Portion.

          Interest Rate Options Available for Revolving Credit Loans
          ----------------------------------------------------------
          Prime Rate Option: a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Prime Rate for such day plus one percent (1.0%).

          Euro-Rate Option: for each Rate Segment of the Euro-Rate Portion, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such Rate Segment for such day plus 300 basis points.

          (b) Interest After Default. After the principal amount of any part of the Loans shall have become due (at maturity, by acceleration or otherwise), or upon the occurrence of one or more of the Events of Default (and for so long as any such Event of Default shall continue), as compensation to the Lender for the increased cost of administering the Loans, the Loans which are then subject to the Prime Rate Option will bear interest for each day until paid (before and after judgment) at a rate per year (computed for the actual number of days elapsed on the basis of a year of 360 days) which will be two percent (2.0%) above the then current Prime Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate. After the occurrence of an Event of Default, the Euro-Rate Portion shall bear interest for each day until paid (before and after judgment) until the end of the applicable then-current Rate Period at a rate per annum 200 basis points above the Euro-Rate Option. After the end of the applicable then current Rate Period for any Revolving Credit Loan, interest after an Event of Default shall accrue at a rate per year (computed for the actual number of days elapsed on the basis of a year of 360 days) which will be two percent (2.0%) above the then current Prime Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate.

          (c) Usury. In the event the rates of interest provided for in subsections (a) and (b) above or either of them are finally determined by any Official Body to exceed the maximum rate of interest permitted by applicable usury or similar Laws, their or its application will be suspended and there will be charged instead the maximum rate of interest permitted by such Laws.

          (d) Rate Periods. At any time when the Borrowers select, convert to or renew the Euro-Rate Option the Borrowers shall fix a period (the "Rate Period") (which shall be one, two, or three months), during which the Euro-Rate Option shall apply to the corresponding Rate Segment. Notwithstanding the term of any Rate






                                15

Period, interest accruing on Revolving Credit Loans which bear interest at a Euro-Rate Option shall be paid on a monthly basis. In no event, however, shall a Borrower select a Rate Period that extends beyond the maturity date of the Loan with respect to which the Interest Rate Option is being selected.

          (e) Selection, Conversion or Renewal of Rate Options. Subject to the other provisions hereof, the Borrowers may select any Interest Rate Option to apply to the Loans or any part thereof. Subject to the other provisions hereof, the Borrowers may convert any part of the unpaid principal amount of the Loans from any Interest Rate Option to any other Interest Rate Option and may renew the Euro-Rate Option as to any Rate Segment: (a) at any time with respect to conversion from the Prime Rate Option to the Euro-Rate Option, and (b) at the expiration of any Rate Period with respect to conversion from or renewals of the Euro-Rate Option as to the Rate Segment corresponding to such expiring Rate Period. Whenever the Borrowers desire to select, convert or renew the Euro-Rate Option, Uni-Marts shall give the Lender Standard Notice thereof (which shall be irrevocable, except as provided in subsection (i) below of this Section 2.02), specifying the date, amount and type of the proposed new Interest Rate Option. If such notice has been duly given, on and after the date specified in such notice, interest shall be calculated upon the unpaid principal amount of the Loans in question taking into account such selection, conversion or renewal. In no event shall more than four (4) Rate Segments of the Euro-Rate Option be in effect at any one time and each Rate Segment of the Euro-Rate Option shall be in an amount of at least $500,000 and in integral multiples of $50,000 thereafter.

          (f) Prime Rate Fallback. If any Rate Period expires, any part of the Rate Segment corresponding to such Rate Period which has not been converted or renewed in accordance with Section
2.02 (e) hereof automatically shall be converted to the Prime Rate
Option.

          (g)  Indemnity Regarding Euro-Rate Borrowings and
Irrevocable Notices. The Borrowers shall indemnify the Lender against any loss or expense (including loss of margin) which the Lender has sustained or incurred as a consequence of:

               (i) payment, prepayment or conversion of any part of any Rate Segment of the Euro-Rate Portion on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made before or after the occurrence and during the continuance of an Event of Default or pursuant to demand or acceleration by the Lender of the Loans following occurrence and during the continuance of an Event of Default); or

               (ii) the Borrowers' treatment of any irrevocable notice given pursuant to this Agreement as a revocable notice (except as provided in subsection (i) of this Section 2.02 below).








                                16

If the Lender sustains any such loss or expense, the Lender shall from time to time notify the Borrowers of the amount determined in good faith by the Lender (which determination shall be conclusive absent manifest error) to be necessary to indemnify the Lender for such loss or expense. Together with such notice, the Lender shall furnish to the Borrowers a certificate as to the amount due setting forth in reasonable detail the reason for and the method of calculating such loss or expense, such certificate to be conclusive absent manifest error. Such amount shall be due and payable by the Borrowers, ten (10) Business Days after presentation by the Lender of a statement setting forth a brief explanation of and the Lender's calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable to Lender under this Section 2.02 (g) will bear interest at the Prime Rate plus two percent (2%) per annum (computed for the actual number of days elapsed on the basis of a year of 360 days) from the due date until paid (before and after judgment).

          (h)  Funding by Branch, Subsidiary or Affiliate.

               (1) Notional Funding. The Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrowers, to deem any branch, subsidiary or affiliate of the Lender to have made, maintained or funded any part of the Euro-Rate Portion of the Loans at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office". The Lender shall deem any part of the Euro-Rate Portion of the Loans or the funding therefore to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure a situation in which the Lender declines to permit the Borrowers to select the Euro-Rate Option because it (i) is unascertainable or impracticable for the Lender to provide the same or (ii) would lessen any compensation or indemnity payable to the Lender under
Article II hereof, and if the Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, the Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion of the Loans is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by the Lender without regard to the Lender's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to the Lender.

               (2) Actual Funding. The Lender shall have the right from time to time to make or maintain any part of the Euro-Rate Portion of the Loans by arranging for a branch, subsidiary or affiliate of the Lender to make or maintain such part of the Euro-Rate Portion of the Loans. The Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrowers to issue one or more promissory notes in the principal amount of such part of the Euro-Rate Portion of the Loans payable to such branch, subsidiary or affiliate and with appropriate changes reflecting






                                17
that the holder thereof is not obligated to make any additional Loans to the Borrower. The Borrowers agree to comply promptly with any request under this Section 2.04(h). If the Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans and to any note payable to the order of such part of the Euro-Rate Portion of the Loans as if the Loans were made or maintained by the Lender and such note were a Note payable to the Lender's order.

          (i)  Euro-Rate Unascertainable; Impracticability.  If

          (1) on any date on which a Euro-Rate would otherwise be set, the Lender shall have in good faith determined (which determination shall be conclusive) that:

               (i) adequate and reasonable means do not exist for ascertaining such Euro-Rate,

               (ii) a contingency has occurred which materially and adversely affects the interbank eurodollar market, or

               (iii) the effective cost to the Lender of funding a proposed Euro-Rate Segment of Loans from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Segment, or

          (2) at any time the Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of a particular Euro-Rate Loan has been made impracticable or unlawful by compliance by the Lender or a Notional Euro-Rate Funding Office in good faith with any Law, regulation, order, guideline or interpretation or administration thereof by any official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law); then, and in any such event, the Lender shall notify the Borrowers of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of the Lender to allow the Borrowers to select the Euro-Rate Option for any Rate Segment of any Loans, in any amount in case of a determination under Clause (1) above, or in excess (in case of a determination under Clause (2) above) of the amount of such Loans (if any) which is not determined to be impracticable or unlawful shall be suspended until the Lender shall have notified the Borrowers of the determination by the Lender in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

          If the Lender notifies the Borrowers of a determination under subsection (2) of this Section 2.02(i), the Euro-Rate Loan or Loans, if any, in excess of






                                18
the amount (if any) not determined to be impracticable or unlawful shall be due and payable on the date specified in such notice (provided that the Borrowers shall owe no indemnification obligation to the Lender pursuant to Section 2.09). Absent contrary notice from the Borrowers to the Lender by 12:00 o'clock noon, New York time, on such date, the Borrowers shall be deemed to have given the Lender proper notice to the effect that the Borrowers request that the Lender make Loans at such time at the Prime Rate Option in principal amounts equal to the principal amounts becoming due and payable pursuant to the preceding sentence.

          If at any time the Lender makes a determination under subsection (1) or (2) of this Section 2.02(i) and the Borrowers have previously notified the Lender that they wish to select the Euro-Rate Option for a Portion of new Loans, including Loans being converted or renewed at the Euro-Rate Option, but such Loans have not yet been made, such notification shall be deemed to request the making of a Portion of the Loans at the Prime Rate Option instead of the Euro-Rate Option, unless the Borrowers promptly (after notice by the Lender of a determination under subsection
(1) or (2) of this Section 2.02(i) elects to cancel the notice to make a Portion of new Loans by giving notice of cancellation to the Lender.

     2.03 Interest Payment Dates. Interest on the Loans to which the Prime Rate Option applies will be due and payable on the first day of each month in arrears. Interest on the Loans to which the Euro-Rate Option applies shall be due and payable on the last day of the Rate Period for those Loans. Interest will be deducted from a Borrower's demand or deposit accounts with the Lender on the due date. After maturity of any part of the Loans (at maturity, by acceleration or otherwise), interest on such part of the Loans will be due and payable on demand.

     2.04 Payments. All payments to be made in respect of principal, interest, fees or other amounts due from the Borrowers under this Agreement or under the Notes are payable at 12:00 noon, New York time, on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Lender at its Office in U.S. dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. All such payments shall be applied at the option of the Lender to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Lender, in its sole discretion, shall elect.

     2.05 Closing Fee. The Borrowers have paid the Lender a closing fee with respect to the Loans equal to Fifty Thousand
Dollars ($50,000.00).

     2.06 Unutilized Line Fee. The Borrowers shall pay to the Lender monthly, during the term of this Agreement (or at the end of the term of this Agreement), a fee (the "Unutilized Line Fee") with respect to the unused portion of the Lender's commitment to make the Revolving Credit Loans equal to one quarter of one




                                19
percent (.25%) per year (based on a 360 day year) of the average unused portion of the Lender's commitment to make the Revolving Credit Loans for the preceding calendar month period (or portion thereof). The unused portion of the Lender's commitment to make the Revolving Credit Loans shall, for the purpose of calculating the Unutilized Line Fee pursuant to this Section 2.06, be deemed to be, for any day during the term of this Agreement, the difference between Ten Million Dollars ($10,000,000.00) and the principal amount of the Revolving Credit Loans outstanding plus the aggregate face or stated amount of Letters of Credit outstanding.

     2.07 Other Fees.

          (a) Audit Fees.     The Borrowers shall pay to the
Lender an audit fee of One Thousand Dollars ($1,000.00) per auditor per day for each audit of the Borrowers' assets, books and records conducted by the Lender. Notwithstanding the foregoing , so long as no Event of Default shall have occurred and is continuing, (i) the aggregate audit fee shall not exceed Two Thousand Five Hundred Dollars ($2,500.00) for each audit and (ii) the Borrowers shall not be required to pay an audit fee more than once during any twelve (12) month period.

          (b) Letter of Credit Fees.    The Borrowers shall pay to
the Lender in connection with the issuance of any standby Letter of Credit an issuance fee equal to one-quarter-of-one-percent (.25%) ("Issuance Fee") and an annual fee equal to one-and-one-half-percent (1.50%) per year (computed for the actual number of days elapsed on the basis of a year of 360 days) ("Annual Fee") based on the face amount of the standby Letter of Credit issued. Issuance Fees shall be paid in full at the time of issuance of any such standby Letter of Credit. Borrowers shall also pay from time to time any other customary amendment, extension and termination fees as determined by the Lender from time to time. The Issuance Fee shall not apply upon the automatic extension of Letters of Credit that contain terms that automatically extend their expiry absent a notice to the contrary from Lender. The Annual Fee shall be payable on a per year basis at the beginning of each year.

     2.08 Letters of Credit. Relying on the representations and warranties set forth in this Agreement, and subject to such terms and conditions as the Lender may from time to time require (including without limitation conditions analogous to the conditions set forth in Article IV of this Agreement, and the execution and delivery by the Borrowers of the Lender's standard form of the letter of credit application in such form as shall be acceptable to the Lender), the Lender agrees to issue letters of credit (in such form as shall be reasonably acceptable to the Lender) for the account of the Borrowers and for the benefit of customers or suppliers of the Borrowers in aggregate face or stated amount at any time outstanding not exceeding Three Million Five Hundred Thousand Dollars ($3,500,000); provided, however, that the aggregate face or stated amount of Letters of Credit at any time outstanding (less any draws under the Letters of Credit which have been reimbursed by the Borrowers) plus the aggregate principal amount of all Revolving Credit Loans made or extended pursuant to this




                                20

Agreement at any time outstanding shall not exceed the Borrowing Base. The Borrowers shall be obligated immediately to reimburse the Lender for all amounts which the Lender is required to advance pursuant to the Letters of Credit. Such amounts advanced shall become, at the time the amounts are advanced, Revolving Credit Loans from the Lender and shall bear interest at the Prime Rate Option. No Letter of Credit (or amendment thereof) shall expire later than the Expiration Date). On the date when the Loans shall be due and payable (by demand or otherwise), the Borrowers shall deposit funds with the Lender in an amount equal to the aggregate face or stated amount of Letters of Credit at that time outstanding (less any draws under the Letters of Credit which have been reimbursed by the Borrowers) to be held by the Lender as additional collateral to reimburse the Lender for any draws under such Letters of Credit for so long as and to the extent such Letters of Credit remain outstanding.

     2.09 Indemnities.

          (a) General Indemnities. The Borrowers will indemnify the Lender against any loss or expense which the Lender sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of the Borrowers to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement, or the Notes or the other Loan Documents. If the Lender sustains or incurs any such loss or expense it will from time to time notify the Borrowers in writing of the amount determined in good faith by the Lender (which determination will be conclusive) to be necessary to indemnify the Lender for the loss or expense. Such amount will be due and payable by the Borrowers to the Lender within ten (10) days after presentation by the Lender of a statement setting forth an explanation in reasonable detail of and the Lender's calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable to the Lender under this Section 2.09 will bear interest at the Prime Rate plus three percent (3.0%) per year (computed for the actual number of days elapsed on the basis of a year of 360 days) from the due date until paid (before and after judgment).

          (b) Loss of Margin. In the event that any law, regulation, treaty or official directive or the interpretation or application thereof by any Official Body or the compliance with any guideline or request of any central bank or other Official
Body (whether or not having the force of law):

     (i) subjects the Lender to any tax with respect to any amounts payable under this Agreement, the Notes or the other
          Loan Documents by the Borrowers or otherwise with respect to the transactions contemplated under this Agreement, the Notes or the other Loan Documents (except for taxes on the overall net income of the Lender imposed by the United States of America, any










                                21
          foreign government or any political subdivision of any of them), or

     (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by, the Lender, or

     (iii)imposes upon the Lender any other condition with respect to the Loans or the commitment to make Loans made under this Agreement,

and the result of any of the foregoing is to increase the costs of the Lender, reduce the income receivable by or return on equity of the Lender or impose any expense upon the Lender with respect to any Loans or commitments to make Loans under this Agreement, the Lender shall so notify the Borrowers in writing. The Borrowers agree to pay the Lender the amount of such increase in cost, reduction in income, reduced return on equity or additional expense within ten (10) days after presentation by the Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or additional expense. Such statement shall set forth a brief explanation of the amount and the Lender's calculation of the amount (in determining such amount the Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error. If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the Prime Rate plus three percent (3.0%) per year (computed for the actual number of days elapsed on the basis of a year of 360 days) from the due date until paid (before and after judgment).

     2.10 Loan Account. The Lender will open and maintain on its books a loan account (the "Loan Account") with respect to Loans made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Lender under this Agreement. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrowers as to the amount at any time due to the Lender from the Borrowers under this Agreement or the Notes.

     2.11 Termination and Termination Fee.

          (a) The credit facilities made available to the Borrowers under this Agreement (the "Credit Facilities") are terminable by the Lender at its discretion upon the occurrence of an Event of Default under this Agreement.








                                22

          (b) The Credit Facilities, if not sooner terminated, will automatically terminate on the Expiration Date, unless extended in writing by the Lender in its sole and absolute discretion. In the event that the Credit Facilities are terminated at any time prior to the second anniversary of the Closing Date for any reason, including, without limitation, prepayment (but excluding repayments and reborrowing of Revolving Credit Loans in the ordinary course of business pursuant to
Section 2.01 of this Agreement) or refinancing of the Credit Facilities from any source, the Borrowers shall pay to the Lender a termination fee equal to One Hundred Thousand Dollars ($100,000) (one percent (1%) of the maximum principal amount of the Credit Facilities made available to the Borrowers as of the date of this Agreement).

          (c) Except as provided in the preceding subsection, the Borrowers may prepay the Credit Facilities in full and terminate the Credit Facilities made available to the Borrowers under this Agreement at any time without premium or penalty, provided that any such payment in full shall be accompanied by payment of all accrued interest, costs, fees and expenses accrued to the date of prepayment. In the event the Credit Facilities are terminated for any reason, the outstanding balance of the Loans, together with any accrued and unpaid interest thereon and any other sums due pursuant to the terms of this Agreement, the Notes, the other Loan Documents and any other credit accommodation made by the Lender to the Borrowers shall be due and payable immediately.

     2.12 Financing Statements. Promptly upon request by the Lender, the Borrowers agree to execute all financing statements describing the property in which the Lender has a security interest under the Security Agreement. The Borrowers irrevocably appoint the Lender as their agent and attorney to execute any such financing statements in the Borrowers' name. The Borrowers further agree that a carbon, photographic or other reproduction of a financing statement or the Security Agreement is sufficient as a financing statement and may be filed as such.


                            ARTICLE III

                  REPRESENTATIONS AND WARRANTIES
                  ------------------------------

     The Borrowers jointly and severally represent and warrant to the Lender with respect to each Borrower that:

     3.01 Organization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not have a material and adverse effect on the assets, business,





                                23
operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement, the Notes and the other Loan Documents. Schedule 3.01 to this Agreement states as of the Closing Date the jurisdiction of incorporation of the Borrower and the jurisdiction in which the Borrower is qualified to do business as a foreign corporation. The sole business of Uni-Realty of Wilkes-Barre, L.P. and Uni-Realty of Luzerne, L.P. is the ownership and lessor under a certain Master Lease of real property and improvements acquired from Orloski Service Station, Inc.

     3.02 Power to Carry on Business; Licenses. The Borrower has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted in all material respects. The Borrower has all licenses, permits, consents and governmental approvals or authorizations necessary to carry on its business as now conducted except where the failure to have any such license, permit, consent, approval or authorization would not have a material and adverse effect on the assets, business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement, the Notes and the other Loan Documents.

     3.03 Authority and Authorization. The Borrower has corporate power and authority to execute and deliver this Agreement, the Notes, the Security Agreement, the Mortgages and the other Loan Documents executed by the Borrower, to make the borrowings provided for in this Agreement, to execute and deliver the Notes in evidence of such borrowings and to perform its obligations under this Agreement, the Notes, the Security Agreement, the Mortgages and the other Loan Documents. All such action has been duly and validly authorized by all necessary corporate proceedings on the part of the Borrower.

     3.04 Execution and Binding Effect. This Agreement, the Notes, the Security Agreement, the Mortgages and the other Loan Documents have been duly and validly executed and delivered by the Borrower and each such document or agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general equitable principles (regardless if whether the issue of enforceability is considered in a proceeding in equity or at law).

     3.05 Absence of Conflicts. Neither the execution and delivery of this Agreement, the Notes, the Security Agreement, the Mortgages or the other Loan Documents, nor the consummation of the transactions contemplated in any of them, nor the performance of or compliance with their terms and conditions will (a) violate any applicable Law, (b) conflict with or result in a breach of or a default under the articles of incorporation or by-laws of the Borrower or any agreement or instrument to which the Borrower is a party or by which it or any of its properties (now owned or acquired






                                24
                               -47-
in the future) may be subject or bound or (c) result in the creation or imposition of any Lien upon any property (now owned or acquired in the future) of the Borrower, other than Liens granted in favor of the Lender.

     3.06 Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement, the Notes, the Security Agreement, the Mortgages or the other Loan Documents, the consummation of the transactions contemplated in any of them, or the performance of or compliance with the terms and conditions of this Agreement, the Notes, the Security Agreement, the Mortgages or the other Loan Documents.

     3.07 Ownership and Control. Schedule 3.07 to this Agreement states as of the Closing Date the authorized capitalization of the Borrower (including capital stock of the Borrower held in Treasury), the number of shares of each class of capital stock issued and outstanding of the Borrower and the number and percentage of outstanding shares of each such class of capital stock and the names of the record and beneficial owners of such shares. The outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Schedule
3.07 to this Agreement describes as of the Closing Date all outstanding options, rights and warrants issued by the Borrower for the acquisition of shares of the capital stock of the Borrower, all outstanding securities or obligations convertible into such shares and all agreements by the Borrower to issue or sell such shares. Schedule 3.07 to this Agreement describes as of the Closing Date all options, sale agreements, pledges, proxies, voting trusts, powers of attorney and other agreements or instruments binding upon any of its shareholders with respect to beneficial or record ownership of or voting rights with respect to shares of the capital stock of the Borrower.

     3.08 Officers and Directors of the Borrower. Schedule 3.08 to this Agreement states as of the Closing Date the officers and directors of the Borrower.

     3.09 Subsidiaries.  Except for Subsidiaries listed on
Schedule 3.09, the Borrower does not have any Subsidiaries.

     3.10 Business. The Borrowers' report on form 10-K for the year ended September 30, 1999, describes the business of the Borrower as presently conducted and presently planned to be conducted.

     3.11 Title to Property. The Borrower has good and marketable title in fee simple to all real property and good and marketable title to all other property purported to be owned by it, including that reflected in the most recent audited balance sheet referred to in Section 3.12 of this Agreement or submitted pursuant to
Section 5.01(a) of this Agreement (except as sold or otherwise disposed of in the ordinary






                                25
course of business), subject only to Liens not forbidden by
Section 6.01 of this Agreement.

     3.12 Financial Statements; Projections.

          (a) Uni-Marts has delivered to the Lender audited balance sheets and related statements of income and retained earnings and cash flow of the Borrowers for the fiscal years ending September 30, 1999, 1998 and 1997, as audited by Deloitte & Touche LLP and certified with only such qualifications as are described on Schedule 3.12 to this Agreement. Such financial statements (including the notes) present fairly the financial condition of the Borrowers as of the end of such fiscal period and the results of its operations and the changes in financial position for the fiscal periods then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal period.

          (b) Uni-Marts has delivered to the Lender an internally prepared balance sheet and related statement of income and retained earnings of the Borrowers for the calendar month and year-to-date ending February 24, 2000. Such financial statements present fairly the financial condition of the Borrowers as of the end of such period and the results of their operations for the period then ended, all in conformity with accounting principles applied on a basis consistent with that of the preceding fiscal period, subject to year-end adjustments.

          (c) Uni-Marts has delivered to the Lender projections (the "Projections") covering the fiscal years ending September 30, 2000, and September 30, 2001. The Projections were prepared by the management of the Borrowers and represent the best available good faith estimate of the Borrowers regarding the course of the Borrowers' business for the periods covered by such projections. The assumptions set forth in the Projections are reasonable and realistic based on current economic conditions. The Borrowers know of no fact, circumstance or condition that is likely to prevent the Borrowers from achieving the performance levels set forth in the Projections.

     3.13 Taxes. All tax returns required to be filed by the Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its properties, incomes, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrower are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against) which would have a Material Adverse Effect.

     3.14 Contracts. Borrowers' filings with the Securities and Exchange Commission accurately and completely describe all material contracts to which Borrowers are a party.






                                26

     3.15 Litigation. Except as described in Schedule 3.15 to this Agreement, there is no pending, contemplated or threatened action, suit or proceeding by or before any Official Body against or affecting the Borrower, at law or equity, which if adversely decided would have a material and adverse effect on the assets, business, operations or financial condition of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement, the Notes, the Security Agreement or the other Loan Documents.

     3.16 Compliance with Laws. The Borrower is not in violation of or subject to any material contingent liability on account of the failure to be in compliance with any Law except where the failure to do so could not result in a Material Adverse Change.

     3.17 Pension Plans. Except as described in Schedule 3.17 to this Agreement, (a) each Plan has been and will be maintained and funded in accordance with its terms and with all provisions of ERISA and other applicable laws; (b) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan; (c) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan.

     3.18 Patents, Licenses, Franchises. The Borrower owns or possesses all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate the Borrower's properties and to carry on its business as presently conducted and presently planned to be conducted without, to the Borrower's knowledge, conflict with the rights of others.
Schedule 3.18 to this Agreement sets forth a true and correct list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing. Except as described in Schedule
3.18 to this Agreement, no patent, trademark, service mark, trade name, copyright, license, franchise or permit or right with respect to the foregoing is of material importance to the assets, business, operations or financial condition of the Borrower and there is no reason to anticipate any material liability to the Borrower in respect to any claim of infringement of any of the foregoing.










                                27

     3.19 Environmental Matters.  Except as described on Schedule
3.19 to this Agreement, to the best knowledge, information and belief of the executive officers of Borrowers after due inquiry:

          (a) No Borrower is in violation, in any material respect, of The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, The Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, The Clean Water Act, The Toxic Substances Control Act and The Clean Air Act or any rule or regulation promulgated pursuant to any of the foregoing statutes, or any other federal, state or local environmental law, statute, rule, regulation or ordinance applicable to the Borrower or its properties (all of the foregoing are sometimes collectively referred to in this Section 3.19 as the "Environmental Laws");

          (b) No Borrower or any of its directors, officers, employees, agents or independent contractors has arranged, by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport for disposal or treatment of, any hazardous substance (as defined by CERCLA, as amended), owned, used or possessed by the Borrower, identified by the EPA on the National Priorities List, 40 C.F.R.
Part 300, (or proposed by the EPA in the Federal Register for listing on such National Priorities List) or identified under any corresponding state statute or regulation concerning cleanup of waste disposal sites (a "State Superfund Law"), at any location;

          (c) No predecessor (as defined by CERCLA, as amended) has arranged by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for transport for the disposal or treatment of, any hazardous substance (as defined by CERCLA, as amended), owned, used or possessed by any Predecessor at any location;

          (d) No Borrower is an "owner" or "operator" of a "facility", as defined by CERCLA, as amended, or any State
Superfund Law; and

          (e) No Borrower "owned" or "operated" any "facility" at the time any hazardous substances were disposed of within the meaning of CERCLA, as amended, or any State Superfund Law.

     3.20 Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans for general working capital purposes and to refinance existing indebtedness of the Borrowers to U.S. Bank
(Johnstown, PA).

     3.21 Margin Stock. The Borrower will make no borrowing under this Agreement for the purpose of buying or carrying any "margin stock", as such term is used in Regulation U and related regulations of the Board of









                                28

Governors of the Federal Reserve System, as amended from time to time. The Borrower does not own any "margin stock". The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock".

     3.22 No Event of Default; Compliance with Agreements. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. The Borrower is not (i) in violation of any term of any charter instrument or bylaw or (ii) in default under any agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound, except to the extent any such default would not have a material and adverse affect on the assets, business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement, the Notes and the other Loan Documents.

     3.23 No Material Adverse Change. Since September 30, 1999, there has been no material adverse change in the assets, business, operations or financial condition of the Borrower.

     3.24 Accurate and Complete Disclosure. No representation or warranty made by the Borrower under this Agreement, the Notes, the Security Agreement or the other Loan Documents and no statement made by the Borrower in any financial statement (furnished pursuant to Sections 3.12 or 5.01 or otherwise), certificate, report, exhibit or document furnished by the Borrower to the Lender pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading).

     3.25 Security Interest. The security interest in the collateral granted to the Lender pursuant to the Security Agreement (i) constitutes and will continue to constitute a perfected security interest under the Code entitled to all of the rights, benefits and priorities provided by the Code and (ii) except as otherwise permitted under Section 6.01 of this Agreement, is and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by lien or otherwise, to the full extent provided by Law. All such action as is necessary or advisable to establish such rights of the Lender has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights except the filing of continuation statements with respect to such financing statements within six months prior to each five year anniversary of the filing of such financing statements and continued possession by the Lender of the collateral delivered to it. All







                                29
filing fees and other expenses in connection with each such action shall be paid by the Borrower and the Lender shall be reimbursed by the Borrower for any such fees and expenses incurred by the Lender.

     3.26 Inventory Warranties. With respect to all inventory from time to time scheduled, listed or referred to in any certificate, statement or report delivered to the Lender, (a) such inventory is located on the premises listed on the Security Agreement and is not in transit except in the ordinary course of Borrower's business; (b) the Borrower has good, indefeasible and merchantable title to such inventory and such inventory is not subject to any lien or security interest whatsoever except for the security interest granted to the Lender; (c) such inventory is of good and merchantable quality, free from material defects or obsolescence; (d) such inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; and (e) except as described in Schedule
3.26 to this Agreement, the completion of manufacture and sale or other disposition of such inventory by the Lender following an Event of Default shall not require the consent of any person and shall not constitutes breach or default under any contract or agreement to which the Borrower is a party or to which the inventory is subject. The Borrower shall immediately notify the Lender in the event that any such inventory ceases to satisfy the above representations and warranties.

     3.27 Account Warranties. With respect to all accounts from time to time scheduled, listed or referred to in any certificate, statement or report delivered to the Lender, (a) the accounts are genuine, are in all respects what they purport to be, and are not evidenced by a note, instrument or judgment; (b) the accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the documents delivered to the Lender with respect to the accounts;
(c) no payments have been or will be made on the accounts except payments immediately delivered to the Lender pursuant to this Agreement; (d) there are no material setoffs, counterclaims or disputes existing or asserted with respect to the accounts and the Borrower has not made any agreement with any account debtor for any material deduction from any account; (e) there are no facts, events or occurrences which in any way impair the validity or enforcement of any account; (f) to the best of the Borrower's knowledge, all account debtors have the capacity to contract and are solvent; (g) the services furnished and/or goods sold giving rise to any account are not subject to any lien, claim, encumbrance or security interest except that of the Lender; (h) to the best of the Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor's financial condition; (i) the account is not an account with respect to which the account debtor is an Affiliate or a director, officer or employee of the Borrower or an Affiliate; (j) the account does not arise with respect to goods which have not been shipped or arise with respect to services which have not been fully performed and accepted as satisfactory by the account debtor; (k) the account is not an account with respect to which the account debtor's obligation to pay the account is conditional upon the account debtor's approval or is otherwise subject to any





                                30
repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis; and (l) the amounts shown on the applicable certificates, statements, the Borrower's books and records and all invoices and statements which may be delivered to the Lender with respect to such accounts are actually and absolutely owing to the Borrower and are not in any way contingent. The Borrower shall immediately notify the Lender in the event that any such account ceases to satisfy the above representations and warranties.


                            ARTICLE IV

                       CONDITIONS OF LENDING
                       ---------------------

     4.01 Initial Loans. The obligation of the Lender to make any Loan on the Closing Date is subject to the accuracy as of the Closing Date of the representations and warranties contained in this Agreement and the other Loan Documents, to the performance by the Borrowers of the obligations to be performed under this Agreement and under the other Loan Documents on or before the Closing Date and to the satisfaction of the following further conditions:

          (a) Representations and Warranties; Events of Default and Potential Defaults. The representations and warranties contained in Article III shall be true and correct on and as of the date of each Loan with the same effect as though made on and as of each such date. On the Closing Date, the Borrowers shall have delivered a Certificate to that effect signed by the President, Chairman or Chief Financial Officer of Uni-Marts. On the date of each Loan, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date. On the Closing Date, the Borrowers shall have delivered a Certificate to that effect signed by the President, Chairman or Chief Financial Officer of Uni-Marts.

          (b) Proceedings and Incumbency. On the Closing Date, the Borrowers shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender, dated the Closing Date and signed on behalf of the Borrowers by the Secretary of the Borrowers, certifying as to (a) true copies of the Articles of Incorporation and bylaws of the Borrowers and any shareholders agreement concerning the Borrowers, all as in effect on such date,
(b) true copies of all corporate action taken by the Borrowers relative to this Agreement, the Notes, the Security Agreement and the other Loan Documents, including but not limited to that described in Section 3.03 of this Agreement, and (c) the names, true signatures and incumbency of the officers of the Borrowers authorized to execute and deliver this Agreement, the Notes, the Security Agreement and the other Loan Documents. The Lender may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been furnished to the Lender.





                                31
                               -54-

          (c) Opinion of Counsel. On the Closing Date, there shall have been delivered to the Lender a written opinion, dated the Closing Date, of Saul Ewing Remick & Saul LLP, counsel for the Borrowers, in substantially the form attached as Exhibit "D" to this Agreement.

          (d)  Agreement and Notes.  On the Closing Date, this
Agreement and the Revolving Credit Note, satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by the Borrowers to the Lender.

          (e) Security Agreement. On the Closing Date, the Security Agreement, satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by the Borrowers to the Lender and shall be in effect, and all filings contemplated by the Security Agreement shall have been made.

          (f)  UCC Financing Statements.  On or before the
Closing, all UCC-1 financing statements to be filed pursuant to the Security Agreement and the other Loan Documents shall have been duly filed and shall be in effect.

          (g) Landlord's Waivers. Within forty-five (45) days following the Closing Date, the Lender shall have received a landlord's waiver, satisfactory in form and substance to the Lender, from the lessors of not less than 75% of all inventory locations; within ninety (90) days following the Closing Date, the Lender shall have received a landlord's waiver satisfactory in form and substance to the Lender, from the lessors of not less than 90% of all inventory locations; and thereafter the Borrowers shall use their best efforts to cause the Lender to receive landlord's waivers from all remaining lessors of all inventory locations.

          (h)  Mortgages.  On or before the Closing Date, the
Lender shall have received Mortgages on all of the properties identified on Appendix 1.

          (i) Operating and Other Accounts. Within fifteen (15) days following the Closing Date, the Borrowers shall have established its principal operating checking account with the Lender together with cash collateral and concentration accounts with the Lender to facilitate collection of cash from the Borrowers' stores.

          (j)  Other Documents and Conditions.  On or before the
Closing Date, the following documents and conditions shall have been delivered or satisfied by or on behalf of the Borrowers to the Lender:

               (i) Good Standing and Tax Lien Certificates. Good Standing Certificate of the Department of Commonwealth of Pennsylvania certifying to the good standing and corporate status of the Borrowers, good standing/foreign qualification certificates from other jurisdictions in which the








                                32

Borrowers are qualified to do business and tax lien certificates of the Borrowers from each jurisdiction in which the Borrowers are qualified to do business.

               (ii) Financial Statements; Projections. Financial statements, pro forma balance sheets and projections in form and substance satisfactory to the Lender, as described in Section 3.12 of this Agreement.

               (iii)     Insurance.     Evidence, in form and
substance satisfactory to the Lender, that the business and all assets of the Borrowers are adequately insured (which may include self-insurance of risks satisfactory to the Lender) and that the Lender has been named as loss payee on all policies of insurance covering the Collateral (as defined in the Security Agreement).

               (iv) Ownership Interests. Evidence satisfactory to the Lender that the ownership interests in the Borrowers are as described in Schedule 3.07 to this Agreement.

               (v) Lien Searches. Copies of record searches, including UCC searches, judgments, suits, tax and other lien searches initiated by the Lender, and real property title reports initiated by the Borrowers, evidencing that the Lender has a first priority security interest in the Collateral described in the Security Agreement and the property described in the Mortgages , except as otherwise provided in Section 6.01 of this Agreement.

               (vi) No Material Adverse Change. Evidence satisfactory to the Lender that no material adverse change has occurred with respect to the Borrowers since September 30, 1999.

               (vii)     Environmental Matters.   Evidence, in
form and substance satisfactory to the Lender, that the Borrowers and their properties are in compliance with all environmental laws and regulations, except as and to the extent described on Schedule
3.19 to this Agreement.

               (viii) Termination Statements - Releases.
Evidence satisfactory to the Lender that UCC termination or release statements with respect to the liens on the Borrowers' property not permitted under Section 6.01 of this Agreement, including those held by U.S. Bank Johnstown, PA, have been filed or satisfactory arrangements have been made for such filing.

               (ix) Minimum Availability. At the Closing Date, there shall be a minimum additional availability for advances under the Borrowing Base of $1,000,000 after repayment of the indebtedness to U.S. Bank, the issuance by the Lender of a standby Letter of Credit for the account of the Borrowers for the benefit of Pennsylvania Manufacturers Association Insurance Company, payment of all payables (including all trade and supplier payables) in the ordinary








                                33
course of business when due without delay, default or any requested extensions, and payments of all closing costs and expenses and all other advances made thereunder.

               (x) Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to the Lender by the terms of this Agreement or of any Loan Document.

          (k) Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Lender and the Lender shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Lender, as the Lender may from time to time request.

          (l) Fees and Expenses. The Borrowers shall have paid all fees and charges as required for the Closing and relating to the Closing, including legal fees, closing costs, filing and notary fees, and any other similar matters pertinent to the closing.

     4.02 Each Additional Loan. At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed borrowings: the representations and warranties of the Borrowers contained in Article III of this Agreement shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Borrowers shall have performed and complied with all covenants and conditions of this Agreement, including without limitation, execution, the delivery and recording of Mortgages from any New Properties set forth on Appendix 1, as the same may be amended from time to time; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to the Borrowers or Lender; and the Borrowers shall have delivered to the Lender a duly executed and completed Borrowing Base Certificate or application for a Letter of Credit as the case may be.

                             ARTICLE V

                       AFFIRMATIVE COVENANTS
                       ---------------------

     Each Borrower covenants to the Lender as follows:

     5.01 Reporting and Information Requirements.







                                34

          (a) Annual Audited Reports. As soon as practicable, and in any event within 120 days after the close of each fiscal year of the Borrowers, Uni-Marts will furnish to the Lender audited statements of income, retained earnings and cash flow of the Uni-Marts and its Consolidated Subsidiaries for such fiscal year and an audited balance sheet of Uni-Marts and its Consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur) with such statements and balance sheet to be certified by independent certified public accountants of recognized standing selected by the Borrowers and satisfactory to the Lender. The certificate or report of such accountants shall be free of exception or qualifications not acceptable to the Lender and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards.

          (b) Monthly Reports. As soon as practicable, and in any event within 30 days after the close of each fiscal month, during the term of this Agreement the Borrowers will furnish to the Lender statements of income and cash flow for the Borrowers for such month and for the portion of the fiscal year to the end of such month, and a balance sheet of the Borrowers as of the close of such month, all in reasonable detail. All such income statements, cash flow statements and balance sheets shall be prepared by the Borrowers and certified by the President or Chief Financial Officer of Uni-Marts as presenting fairly the financial position of the Borrowers as of the end of such month and the results of their operations for such periods, subject to year end adjustment, in conformity with generally accepted accounting principles applied in a manner consistent with that of the most recent audited financial statements furnished to the Lender.

          (c) Compliance Certificate. Within 120 days after the end of each fiscal year of the Borrowers and within 45 days after the end of each fiscal quarter of the Borrowers, Uni-Marts will deliver to the Lender a certificate, in the form attached to this Agreement as Exhibit "E", dated as of the end of such fiscal year or quarter, as the case may be, signed on behalf of the Borrowers by the President or Chief Financial Officer of Uni-Marts, including a calculation of the financial maintenance covenants set forth in Sections 6.12 and 6.13 of this Agreement and stating that, as of the date of the certificate, no Event of Default or Potential Default has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers.

          (d) Accountants' Certificates. Each set of statements and balance sheet delivered pursuant to Section 5.01(a) of this Agreement shall be





                                35
accompanied by a certificate or report dated the date of such statements and balance sheet by the accountants who examined, and issued an opinion on, such statements and balance sheet stating in substance that they have reviewed Articles VI and VII of this Agreement and that in making the examination necessary for their audit of such statements and balance sheet they did not become aware of any Event of Default or Potential Default, or if they did become so aware, such certificate or report shall state the nature and period of existence of the Event of Default or Potential Default. The Lender and the Borrowers acknowledge that the accountants' audit will not be directed primarily toward obtaining knowledge of whether the Borrowers are in compliance with the terms of this Agreement or is in default of any of its terms, covenants, and conditions relating to financial matters.

          (e) Accounts Receivable and Accounts Payable Statements. Within twenty (20) days after the end of each fiscal month, the Borrowers will deliver to the Lender a schedule of the Borrowers' accounts receivable and accounts payable, identifying all Qualified Accounts, and the aging thereof by open invoice of each customer owed to or by the Borrowers, and such other reports concerning the Qualified Accounts and the accounts payable as the Lender shall require, all certified as to accuracy by the President, Treasurer or Chief Financial Officer of Uni-Marts and all in such form as the Lender shall require. The Borrowers shall also provide the Lender with all information requested by the Lender with respect to any account debtor.

          (f) Inventory Certifications. Within twenty (20) days after the end of each fiscal month, the Borrowers will deliver to the Lender a report in form satisfactory to the Lender of the level of the Borrowers' inventory, with such details as may be requested by the Lender including identifying all Qualified Inventory, all certified as to accuracy by the President, Treasurer or Chief Financial Officer of Uni-Marts.

          (g) Collateral Reports. As often as the Lender shall from time to time reasonably request and in any event at least once each week, the Borrowers will deliver to the Lender such other reports of sales, collections, credit adjustments and other information pertaining to the Accounts as the Lender shall from time to time request including without limitation Borrowing Base Certificates in the form attached as Exhibit "C".

          (h) Audit Reports. Promptly upon receipt thereof, the Borrowers will deliver to the Lender one copy of each other report submitted to the Borrowers by independent accountants, including "comment" or management letters, in connection with any annual, interim or special audit report made by them of the books of the Borrowers; provided, however, that if such "comment" or management letters are not qualified to disclose a material weakness, the Borrowers shall have no obligation to provide such "comment" or management letters to Lender, unless









                                36
requested by the Lender to do so, in which case Borrowers shall provide such "comment" or management letters.

          (i)  Projections    Prior to the end of each fiscal year
of the Borrower or as soon thereafter as practical but in no event later than 60 days after the commencement of any fiscal year, Uni-Marts will deliver to the Lender income statement projections, balance sheets, cash flows and borrowing base and availability calculations prepared for the next fiscal year on an annual basis and on a month to month basis for the next fiscal year, (quarterly, however, in the case of balance sheets), prepared by the President, Treasurer or Chief Financial Officer of Uni-Marts.

          (j) Visitation; Audits. The Borrowers will permit such persons as the Lender may designate to visit and inspect any of the properties of the Borrowers, to conduct field examinations of the collateral, to examine, and to make copies and extracts from, the books and records of the Borrowers and to discuss their affairs with their officers, employees and independent accountants during normal business hours and after reasonable notice, unless an Event of Default shall have occurred and be continuing, in which case at such times and as often as the Lender may request. The Borrowers authorize their officers, employees and independent accountants to discuss with the Lender the affairs of the Borrowers.

          (k) Notice of Event of Default. Promptly upon becoming aware of an Event of Default or Potential Default, the Borrowers will give the Lender notice of the Event of Default or Potential Default, together with a written statement of the President, Treasurer or chief financial officer of Uni-Marts setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers.

          (l) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrowers will give the Lender telephonic or telegraphic notice (with written confirmation set on the same or next Business Day) about any material adverse change in the assets, business, operations or financial condition of the Borrowers or any development or occurrence which would materially and adversely affect the ability of the Borrowers to perform their obligations under this Agreement.

          (m) Reports to Governmental Agencies and other Creditors. With reasonable promptness following request of the Lender, the Borrowers will deliver to the Lender copies of all such financial reports, statements and returns which the Borrowers shall file with any federal or state department, commission, board, bureau, agency or instrumentality and any report, statement or return delivered by the Borrowers to any supplier or other creditor.

          (n) Notice of Proceedings. Promptly upon becoming aware thereof, the Borrowers will give the Lender notice of the commencement,






                                37
existence or threat of all proceedings by or before any Official Body against or affecting the Borrowers which, if adversely decided, would have a material adverse effect on the assets, business, operations or financial condition of the Borrowers.

          (o) Further Information. The Borrowers will promptly furnish to the Lender such other information, and in such form, as the Lender may reasonably request from time to time.

     5.02 Preservation of Existence and Franchises. The Borrowers will maintain their corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. The Borrowers will qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain qualification would have a material adverse effect on the assets, business, operations or financial condition of the Borrowers.

     5.03 Insurance. The Borrowers will maintain insurance with financially sound and reputable insurers or self-insurance of risks satisfactory to the Lender with respect to the properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Lender and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated. The Borrowers will add the Lender as lender's loss payee to all policies of insurance which insure against loss of or damage to the Collateral (as defined in the Security Agreement) or the real property subject to the Mortgages, to provide the Lender with thirty (30) days advance notice of the termination of any such policy of insurance.

     5.04 Maintenance of Properties. The Borrowers will maintain or cause to be maintained in good repair, working order and condition, the properties now or in the future owned, leased or otherwise possessed by the Borrowers and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. The Borrowers shall notify the Lender prior to any change in the location of any of their properties or business.

     5.05 Payment of Liabilities. The Borrowers will pay or discharge:

          (a) on or prior to the date on which penalties attach, all taxes, assessments and other governmental charges or levies imposed upon them or any of their properties or income except taxes, assessments or charges subject to good faith dispute for which the Borrowers have created adequate reserves on its books;

          (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons








                                38
which, if unpaid, might result in the creation of a Lien upon any of its property, except such claims which are subject to good faith dispute and as to which the Borrowers have created adequate reserves on their books;

          (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of their property, except such claims which are subject to good faith dispute and as to which the Borrowers have created adequate reserves on their books; and

          (d) all other current liabilities so that none is due more than ninety (90) days after the due date for each liability, except current liabilities which are subject to good faith dispute and as to which the Borrowers have created adequate reserves on their books.

     5.06 Financial Accounting Practices. The Borrowers will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     5.07 Compliance with Laws. The Borrowers shall comply in all material respects with all applicable Laws.

     5.08 Pension Plans. The Borrowers shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Borrowers in connection with such termination;
(b) make contributions to all of the Borrowers' Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material "accumulated funding deficiency" as such term is defined in ERISA; and (d) notify the Lender immediately upon receipt by a Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. The Borrowers shall deliver to the Lender, promptly after the filing or receipt thereof, copies of all reports or notices which a Borrower files or receives under ERISA with or from the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor, other than reports or notices which do not materially or adversely (i) affect a Borrower, its business, assets or






                                39
financial condition, or (ii) a Borrower's ability to perform its obligations under Section 5.08 of this Agreement.

     5.09 Continuation of and Change in Business. The Borrowers will continue to engage in the businesses and activities described in Schedule 3.10 to this Agreement and the Borrowers will not engage in any other businesses or activities without prior written consent of the Lender.

     5.10 Use of Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans for general working capital purposes and to refinance existing revolving credit loans made to the Borrowers from U.S. Bank (Johnstown, PA).

     5.11 Sufficient Balances in Lender Accounts.  Within fifteen
(15) days after the Closing Date, the Borrowers shall establish, and for the remaining term of this Agreement shall maintain, their principal operating accounts with Lender. The Borrowers will maintain sufficient balances in collected U.S. funds immediately available in the Borrowers' demand or deposit accounts with the Lender to pay the interest and the fees on the first day of each month and to pay principal all as required by Article II of this Agreement.

     5.12 Lockbox. Borrowers shall maintain their principal operating checking accounts with Lender. The Borrowers shall maintain one or more lockbox accounts with the Lender, as shall be mutually acceptable to the Borrowers and the Lender.

     5.13 Lien Searches. The Lender may, but shall not be obligated to, conduct lien searches of the Borrowers and their assets and properties on an annual basis and at such other times as the Lender, in its sole discretion, may determine to be necessary. The Borrowers shall reimburse the Lender for the Lender's out-of-pocket costs in connection with such lien searches.

     5.14 Further Assurances. The Borrowers, at their own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Lender may from time to time request in order more effectively to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement and to cause the security interest or interests, the liens, or conveyances granted under the Security Agreement or any other Loan Documents to be, at all times, valid, perfected and enforceable against the Borrowers and all third parties. All expenses of such filings, and recordings, and refilings, and rerecordings, shall be borne by the Borrowers.













                                40

                            ARTICLE VI

                        NEGATIVE COVENANTS
                        ------------------

     The Borrowers jointly and severally covenant to the Lender as follows:

     6.01 Liens. The Borrowers shall not at any time create, incur, assume or suffer to exist any Lien on any of their property or assets, tangible or intangible, now owned or acquired in the future, or agree to become liable to do so, except:

          (a)  Liens existing on the Closing Date and described in
Schedule 6.01 to this Agreement, Liens in favor of the Lender and Liens securing Debt permitted under Section 6.02 of this Agreement;

          (b) Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05(a) of this Agreement that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to Section 5.05(a) of this Agreement;

          (c)  Deposits or pledges to secure workmen's
compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business;

          (d) Mechanics', carriers', workmen's, repairmen's or similar liens arising in the ordinary course of business in respect of obligations which are not overdue, or deposits made to obtain the release of such mechanics', carriers', workmen's, repairmen's or similar liens which are being contested in good faith by appropriate proceedings and with respect to which the Borrowers have created reserves which are determined to be adequate by the application of GAAP consistently applied; and

          (e) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title to real property and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrowers.

     6.02 Debt. The Borrowers will not at any time create, incur, assume or suffer to exist any Debt, except:









                                41

          (a)  Debt under this Agreement, the Notes, the other
Loan Documents or under any other document, instrument or agreement between the Borrowers and the Lender;

          (b)  Debt existing on the Closing Date and described in
Schedule 6.02 to this Agreement; provided, however, that none of such indebtedness shall be extended, renewed or refinanced without the prior written consent of the Lender;

          (c) Current accounts payable, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of business;

          (d) Debt secured by purchase money security interests and capitalized leases in equipment and fixtures, provided that the aggregate principal amount (including Capitalized Lease Obligations) of all such additional Debt shall not exceed $2,000,000, excluding indebtedness provided by Franchise Finance Corporation of America ("FFCA") to the Borrowers and described on
Schedule 6.02 ("FFCA Indebtedness"), in any fiscal year of the Borrowers and provided that the liens and security interests securing such indebtedness are limited to the specific identified asset purchased with such indebtedness; and

     6.03 Guarantees and Contingent Liabilities. The Borrowers will not at any time directly or indirectly assume, guarantee, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other person, firm or entity.

     6.04 Loans and Investments. The Borrowers will not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other person, including any Subsidiary, or agree, become or remain liable to do any of the foregoing, other than (i) loans not exceeding $1,000,000 in the aggregate to Henry D. Sahakian, other officers of Borrowers or purchases of stores from Borrowers, (ii) capital contributions to Consolidated Subsidiaries, and (iii) investments as described on Schedule 6.04 to this Agreement.

     6.05 Dividends and Related Distributions. The Borrowers will not declare, make, pay, or agree, become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of the capital stock of the Borrowers or on account of the purchase, redemption, retirement or acquisition of any shares of the capital stock (or warrants, options or rights for any shares of the capital stock) of the Borrowers without the consent of the Lender.







                                42
                               -65-

     6.06 Leases. The Borrowers will not at any time enter into or suffer to remain in effect any agreement to lease, as lessee, any real or personal property, except:

          (a)  leases existing on the Closing Date; and

          (b) leases entered into the ordinary course of business.

     6.07 Merger; Consolidation; Business Acquisitions. The Borrowers will not merge or will not agree to merge with or into or consolidate with any other person, corporation, firm or other entity, except that any Consolidated Subsidiary may merge or consolidate with, or convey, sell or transfer all or substantially all, of its assets to, any other Consolidated Subsidiary or Uni-Marts. The Borrowers will not acquire any material portion of the stock or assets or business of any other person, corporation, firm or other entity, except that the Borrowers may acquire 100% of the stock or assets of any other person, corporation, firm or entity or a Consolidated Subsidiary may merge with another person, corporation, firm or other entity, if the following criteria are satisfied: (i) the target company is in a similar line of business as the acquiring Borrower and is organized under the laws of the United States (or the assets to be acquired are utilized in a similar line of business and are located in the United States);
(ii) the acquisition is to be non-hostile in nature; (iii) prior to and immediately following such acquisition, there shall not be a Potential Default or Event of Default under this Agreement, (iv) the assets of the acquired person which are of the nature that constitutes Collateral (including without limitation accounts and inventory) are purchased free and clear of any liens and encumbrances; and (vi) if the target company becomes a Subsidiary of any Borrower (or the assets to be held in a newly formed Subsidiary of any Borrower), such Subsidiary shall be required to become a Borrower pursuant to Section 8.18 of this Agreement.

     6.08 Dispositions of Assets. The Borrowers will not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a "transaction" and any series of related transactions constituting but a single transaction), any of their properties or assets, tangible or intangible (including stock of subsidiaries), except for sales of inventory in the ordinary course of business and stores in the ordinary course of business.

     6.09 Self-Dealing. From and after the date of this Agreement, the Borrowers will not enter into or carry out any loan, advance or other transaction (including, without limitation, purchasing property or services or selling property or services) with any Affiliate except that:

          (a) shareholders of the Borrowers may render services to the Borrowers for compensation at the same rates generally paid by non-affiliated







                                43
corporations engaged in the same or similar businesses for the same or similar services; and

          (b) the Borrowers may, with the prior written consent of the Lender, enter into and carry out other transactions with Affiliates if in the ordinary course of business, pursuant to the reasonable requirements of the Borrowers' business upon terms reasonably found by the board of directors of the relevant Borrower after due inquiry to be fair and reasonable and no less favorable to the Borrower than would be obtained in a comparable arm's-length transaction; and

          (c) the Borrowers may enter into and carry out the transactions existing as of the Closing Date and described on
Schedule 6.09 to this Agreement.

     6.10 Margin Stock. The Borrowers will not use the proceeds of any Loans directly or indirectly to purchase or carry any "margin stock" (within the meaning of Regulations U, G, T, or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

     6.11 Consolidated Tax Returns. The Borrowers will not, without prior written consent of the Lender, file, or consent to the filing of, any consolidated income tax return with any person other than a Consolidated Subsidiary.

     6.12 Capital Expenditures. The Borrowers shall not permit Capital Expenditures to exceed $5,000,000, excluding Capital Expenditures directly funded with FFCA Indebtedness, for any fiscal year of the Borrowers during the term of this Agreement.

     6.13 Financial Maintenance Covenants.

          (a) Tangible Net Worth. Borrowers shall at all times maintain a Tangible Net Worth in an amount equal to or greater than $18,700,000.

          (b) Fixed Charge Coverage Ratio. Borrowers shall achieve EBITDA equal to or greater than the following amounts for the following periods.

               Period Ending       Minimum EBITDA

               3 months ended
               June 30, 2000         $4,250,000

               6 months ended
               September 30, 2000    $9,250,000









                                44

               9 months ended
               December 31, 2000     $13,500,000

From and after March 31, 2001, Borrowers shall at all times maintain a Fixed Charge Coverage Ratio equal to or greater than
1.1 to 1.0.

          (c) Interest Coverage Ratio. Borrowers shall maintain an Interest Coverage Ratio equal to or greater than the following ratios for the following periods:

               Fiscal Quarters          Minimum Interest
                   Ending                Coverage Ratio

               All fiscal quarters
               ending on or prior to
               June 30, 2001            2.25:1

               Quarters ending
               September 2001
               through September
               30, 2002                 2.30:1

               Quarters ending
               December 31, 2002
               through September
               30, 2003                 2.35:1



                            ARTICLE VII

                             DEFAULTS
                             --------

     7.01 Events of Default. An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

          (a) The Borrowers shall fail to pay principal on the Notes when due; or

          (b) The Borrowers shall fail to pay interest on the Loans or any fees payable pursuant to Article II of this Agreement when due and such failure continues for a period of three (3)
Business Days; or

          (c) The Borrowers shall fail to pay any other fee, or other amount payable pursuant to this Agreement, the Notes, the Security Agreement or






                                45
any of the other Loan Documents when due and such failure continues for a period of three (3) Business Days; or

          (d) Any representation or warranty made by the Borrowers under this Agreement, the Notes, the Security Agreement, the Mortgages or any of the other Loan Documents or any statement made by the Borrowers in any financial statement, certificate, report, exhibit or document furnished by the Borrowers, as the case may be, to the Lender pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made; or

          (e)  The Lender's security interest under the Security
Agreement or liens under the Mortgages is or shall become unperfected; or

          (f) The Borrowers shall be in default in the performance or observance of Sections 5.04, 5.06, 5.09 and 5.10 of this Agreement and such default shall continue for a period of fifteen (15) Business Days after the Lender shall have given notice to the Borrowers of such default; provided, however, that so long as the default is capable of being cured and the Borrowers are diligently pursuing the same, then Borrowers shall have an additional twenty-five (25) Business Days to correct such default, or

          (g) The Borrowers shall be in default in the performance or observance of any other covenant, agreement or duty under this Agreement, the Notes, the Security Agreement, the Mortgages or the other Loan Documents beyond any applicable grace or cure period expressly provided in such Loan Document; or

          (h) The Borrowers shall have failed to provide Lender the landlord's waivers from the lessors of all inventory locations within the time limits prescribed in Section 4.01(g) of this Agreement; or

          (i) The Borrowers shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in excess of $100,000, beyond any period of grace with respect to the payment or, if an obligation (or set of related obligations) is or are payable or repayable on demand, fails to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or










                                46

          (j) One or more judgments for the payment of money in excess of $100,000 shall have been entered against any Borrower, which judgment or judgments shall have remained undischarged or unstayed for a period of forty-five (45) days; or

          (k) A writ or warrant of attachment, garnishment, execution, distraint or similar process in excess of $100,000 shall have been issued against any Borrower or any of its properties which shall have remained undischarged or unstayed for a period of forty-five (45) days; or

          (l) Henry D. Sahakian shall cease to serve as Chairman and Chief Executive Officer of Uni-Marts or to discharge the duties of that office, provided that neither the death nor the permanent disability of Henry D. Sahakian shall constitute an Event of Default; or

          (m) The indictment or threatened indictment of any Borrower under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the Collateral.

          (n)  A Material Adverse Change has occurred; or

          (o)  A proceeding shall be instituted in respect of any
Borrower:

          (i) seeking to have an order for relief entered in respect of the Borrower, or seeking a declaration or entailing a finding that the Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or in the future in effect; or

          (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for the Borrower or for all or any substantial part of its property; or

          (p) Any Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend











                                47
transaction of its business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 7.01(o)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in
Section 7.01(o)(i) of this Agreement, shall institute a proceeding described in Section 7.01(o)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, dissolves, winds-up or liquidates itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing.

     7.02 Consequences of an Event of Default.

          (a) If an Event of Default specified in subsections (a) through (n) of Section 7.01 of this Agreement occurs and continues or exists, the Lender will be under no further obligation to make Loans and may demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount and all other amounts owing by the Borrowers under this Agreement, the Notes, the Security Agreement, the Mortgages and the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

          (b) If an Event of Default specified in subsections (o) or (p) of Section 7.01 of this Agreement occurs and continues or exists, the Lender will be under no further obligation to make Loans and the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount and all other amounts owing by the Borrowers under this Agreement, the Notes, the Security Agreement and the other Loan Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

          (c) If an Event of Default occurs and continues or exists, the Lender may, without notice to the Borrowers increase the rate of interest applicable to the Loans to the rate of interest applicable to the Loans to the rate of interest specified in subsection (b) of Section 2.04 of this Agreement.

          (d) If an Event of Default occurs or exists, the Lender may, immediately upon giving written notice to the Borrowers, in its sole discretion, reduce the Borrowing Base, by adjusting the advance rates or by creating such additional reserves as the Lender shall, in its sole discretion, deem appropriate.

          (e) If an Event of Default occurs and continues or exists, and whether or not the Lender shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 7.02, the Lender, if owed any amount with respect to the Notes or Letters of Credit, may proceed to protect and






                                48
enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Notes, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender.

          (f) If an Event of Default occurs and continues or exists, the Lender may exercise each and every right and remedy granted to the Lender under the Loan Documents and under any applicable Law.

     7.03 Set-Off. If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount or other amount owing by the Borrowers under this Agreement, the Notes, the Security Agreement, the Mortgages or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), the Lender and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrowers, to set-off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, the Borrowers by the Lender or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by the Borrowers with the Lender or such holder. The Borrowers consent to and confirm the foregoing arrangements and confirm the Lender's rights and such holder's rights of banker's lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Lender's rights or any such holder's rights of banker's lien or set-off.


                           ARTICLE VIII

                           MISCELLANEOUS
                           -------------

     8.01 Holidays. Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under the Notes or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

     8.02 Records. The unpaid principal amount of the Notes and drawings under Letter of Credit, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount and the duration of such applicability shall at all times be ascertained from the records of the Lender, which shall be conclusive absent manifest error.








                                49

     8.03 Amendments and Waivers. The Lender and the Borrowers may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Notes or any other Loan Document or changing the rights of the Lender or of the Borrowers under this Agreement, under the Notes or under any other Loan Document and the Lender may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrowers under this Agreement, under the Notes or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default.

     8.04 No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Lender in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Lender under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.

     8.05 Notices. All notices, requests, demands, directions and other communications (collectively "notices") under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telex or telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given notice will be effective when received. All notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.














                                50

          If to Borrower: Uni-Marts, Inc.
                          477 East Beaver Avenue
                          State College, PA 16801-5690
                          Attn:     N. Gregory Petrick,
                                    Senior Vice President and
                                    Chief Financial Officer
                          Telephone: (814) 234-6000
                          Telecopy: (814) 234-3277

          and copy to:    Anthony F. Walsh, Esq.
                          Saul, Ewing, Remick & Saul LLP
                          Centre Square West
                          1500 Market Street, 36th Floor
                          Philadelphia, PA  19102-2186
                          Telephone: (215) 972-7738
                          Telecopy: (215) 972-1930

          If to Lender:   The Provident Bank
                          1111 Superior Avenue
                          Cleveland, OH 44114-2522
                          Attn:     Ronald L. Tassone
                                    Senior Vice President
                          Telephone: (216) 694-2352
                          Telecopy: (216) 694-2323

          and copy to:    James F. Bauerle, Esq.
                          Doepken Keevican & Weiss
                          Professional Corporation
                          58th Floor, USX Tower
                          600 Grant Street
                          Pittsburgh, PA  15219
                          Telephone: (412) 355-2600
                          Telecopy: (412) 355-2609

     8.06 Expenses; Taxes; Attorneys' Fees. The Borrowers agree to pay or cause to be paid and to save the Lender harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to fees and expenses of counsel and paralegals for the Lender, incurred by the Lender from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents, (iii) arising in connection with the Lender's enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents, including but not limited to such expenses as may be incurred by the Lender in the collection of the outstanding principal amount of the Lender, and (iv)





                                51
arising in connection with any case under the Bankruptcy Code filed by or against the Borrowers. The Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined by the Lender to be payable in connection with this Agreement, the Notes or any other Loan Document. The Borrowers agree to save the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of termination adverse to the Borrowers of any action at law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrowers will pay, in addition to all other sums which the Borrowers may be required to pay, a reasonable sum for attorneys' and paralegals' fees incurred by the Lender or the holder of the Notes in connection with such action or suit. All payments due from the Borrowers under this Section will be added to and become part of the Loans until paid in full.

     8.07 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

     8.08 Governing Law; Consent to Jurisdiction. This Agreement will be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the laws of said Commonwealth. The Borrowers consent to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents, or any one or more of them.

     8.09 Prior Understandings. This Agreement, the Notes, the Security Agreement, the Mortgages and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes, the Security Agreement, the Mortgages and the other Loan Documents.

     8.10 Duration; Survival. All representations and warranties of the Borrowers contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Lender, or the making of any Loan. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrowers will continue in full force and effect from and after the date of this Agreement so long as the Borrowers may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrowers under this Agreement or the Notes. Without limitation, it





                                52
is understood that all obligations of the Borrowers to make payments to or indemnify the Lender will survive the payment in full of the Notes and of all other obligations of the Borrowers under this Agreement, the Notes, the Security Agreement and the other Loan Documents.

     8.11 Term of Agreement. This Agreement will terminate when all indebtedness of the Borrowers to Lender including, without limitation, the Loans and interest on the Loans is paid in full, and the Borrowers have no right to borrow under this Agreement and the Lender has no obligation to make Loans under this Agreement.

     8.12 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

     8.13 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Lender, the Borrowers and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights under this Agreement without the prior written consent of the Lender.

     8.14 No Third Party Beneficiaries. The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

     8.15 Participation. The Lender may from time to time sell, assign or grant one or more participations in all or any part of the Loans made by the Lender or which may be made by the Lender, or its right, title and interest in the Loans or in or to this Agreement, to another lending officer, lender or financial institution, so long as the Lender remains the administrative agent for all participants and retains voting control of the participation. Except to the extent otherwise required by the context of this Agreement, the word "Lender" where used in this Agreement means and includes any holder of a Note originally issued to the Lender and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement. In connection with any such sale, assignment or grant of participation, the Lender may make available to any prospective purchaser, assignee or participant any information relative to the Borrowers in the Lender's possession. In the event that Lender desires to sell, assign or grant participation in excess of 75% of the Loans Lender shall obtain Borrowers' prior written consent which shall not be unreasonably withheld.

     8.16 Exhibits. All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.







                                53
                               -76-

     8.18 Joinder of Consolidated Subsidiaries. Any Consolidated Subsidiary of the Borrower formed or acquired after the Closing Date shall execute and deliver to the Lender (i) a consent and joinder in form and substance satisfactory to the Lender pursuant to which it shall consent to and join in this Agreement and to each of the Loan Documents to which the initial Borrowers are parties, (ii) documents in the forms described in Section 4.01 [Initial Loans] modified as appropriate to relate to such Consolidated Subsidiary, and (iii) documents necessary to grant and perfect prior security interests to the Lender in all Collateral held by such Consolidated Subsidiary. Such consent and joiner and related documents shall be executed and provided to the Lender within five (5) Business Days after the date of the filing of such Consolidated Subsidiary's articles of incorporation if the Consolidated Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.


     8.19 WAIVER OF TRIAL BY JURY. THE BORROWERS AND THE LENDER EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NONE OF THEM WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE LOAN DOCUMENTS.

                     [SIGNATURE PAGE FOLLOWS]






























                                54

IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Loan Agreement as of the date set forth at the beginning of this Loan Agreement.

ATTEST:                            UNI-MARTS, INC.

/s/ Harry A. Martin                     /s/ N. Gregory Petrick
------------------------------     By:------------------------------
Secretary                               N. Gregory Petrick
                                        Senior Vice President and
                                           Chief Financial Officer
                                        Uni-Marts, Inc.
[CORPORATE SEAL]


ATTEST:                            UNI-MARTS OF AMERICA, INC.

/s/ Harry A. Martin                     /s/ N. Gregory Petrick
-------------------------------    By:------------------------------
Secretary                               N. Gregory Petrick
                                        President
                                        Uni-Marts of America, Inc.
[CORPORATE SEAL]

                                   THE PROVIDENT BANK

                                        /s/ Ronald L. Tassone
                                   By:-------------------------------
                                        Senior Vice President
























                                55
                               -78-